Exhibit 99.9

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

On April 26, 2024, the United States Securities and Exchange Commission (the “SEC”) declared effective the Registration Statement on Form S-4 (file number 333-278185), as amended (as supplemented by the prospectus filed with the SEC on April 26, 2024, the “Registration Statement”), of Smurfit WestRock Limited, formerly known as Cepheidway Limited and re-registered as an Irish public limited company and renamed Smurfit Westrock plc (the “Company” or “Smurfit Westrock”), to register ordinary shares of $0.001 each in the capital of Smurfit Westrock (the “Smurfit Westrock Shares”) to be issued to the holders of shares of common stock of WestRock Company (“WestRock”), pursuant to a transaction agreement dated as of September 12, 2023 (the “Transaction Agreement”), among Smurfit Westrock, Smurfit Kappa Group plc (“Smurfit Kappa”), WestRock and Sun Merger Sub, LLC (“Merger Sub”) pursuant to which (i) Smurfit Westrock acquired Smurfit Kappa by means of a scheme of arrangement under the Companies Act 2014 of Ireland (as amended) (the “Smurfit Kappa Share Exchange” or the “Scheme”) and (ii) Merger Sub merged with and into WestRock, (the “Merger” and, together with the Smurfit Kappa Share Exchange, the “Combination”).

Pursuant to the Transaction Agreement, each issued ordinary share, par value €0.001 per share, of Smurfit Kappa (a “Smurfit Kappa Share”) was exchanged for one ordinary share, par value $0.001 per share, of Smurfit Westrock (a “Smurfit Westrock Share”). On July 5, 2024, pursuant to a High Court-ordered transfer scheme of arrangement, the Company issued 261,094,836 ordinary shares to the former shareholders of Smurfit Kappa in exchange for their shares in Smurfit Kappa. Also on July 5, 2024 and pursuant to the Transaction Agreement, in exchange for the net assets of WestRock acquired through the Merger, each share of common stock, par value $0.01 per share, of WestRock (the “WestRock Common Stock”) was converted into the right to receive one Smurfit Westrock Share and $5.00 in cash (the “Merger Consideration”) for an aggregate cash consideration of $1,291 million (the “Cash Consideration”) and issuance of 258,228,403 shares to WestRock shareholders.

The Combination closed on July 5, 2024, subsequent to the fiscal quarter ended June 30, 2024. A detailed description of the terms of the Combination is included in the Registration Statement. Upon completion of the Combination, Smurfit Kappa and WestRock each became wholly owned subsidiaries of Smurfit Westrock with Smurfit Kappa shareholders owning approximately 50.3% and WestRock shareholders owning approximately 49.7%. Prior to the closing of the Combination, Smurfit Westrock had no operations other than activities related to its formation and the Combination.

On April 3, 2024, Smurfit Kappa Treasury (a wholly owned subsidiary of Smurfit Kappa) issued $750 million of 5.200% Senior Notes due 2030, $1,000 million 5.438% Senior Notes due 2034 and $1,000 million 5.777% Senior Notes due 2054 (the “Financing” or the “Notes”). The net proceeds of the Notes were used to finance the Cash Consideration, fees, commissions, costs and expenses payable in connection with the Combination and for general corporate purposes including the repayment of indebtedness. On June 28, 2024, Smurfit Kappa entered into a multicurrency revolving loan facility in an aggregate principal amount of $4,500 million; the facility remains undrawn. On July 5, 2024, Smurfit Kappa, cancelled its undrawn €1,350 million revolving credit facility. There were no early termination penalties incurred as a result of the termination of this facility. Also, on July 5, 2024, Smurfit Kappa, in exchange for an intercompany loan with WestRock, funded the prepayment and cancellation of the $750 million delayed draw term loan agreement as held by WestRock at that date (the “Term Loan Repayment”).

Basis of Pro Forma Presentation

The following unaudited condensed pro forma combined financial information is intended to illustrate the effect of the Combination, the Financing, and the Term Loan Repayment, based on the historical consolidated financial statements of Smurfit Westrock, Smurfit Kappa and WestRock if they had been consummated at an earlier time. The balance after funding of the Cash Consideration, fees and expenses directly attributable to the Combination, the Financing and the Term Loan Repayment is expected to be used for general corporate purposes including the further repayment of indebtedness. The unaudited condensed pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited condensed pro forma combined balance sheet as of June 30, 2024, combines the historical unaudited condensed consolidated balance sheets of Smurfit Westrock and of Smurfit Kappa with the historical unaudited consolidated balance sheet of WestRock, each as of June 30, 2024, and gives pro forma effect to the Combination and the Term Loan Repayment as if they had been consummated as of June 30, 2024.

The unaudited condensed pro forma combined statement of operations for the six months ended June 30, 2024, combines the historical unaudited consolidated statements of operations of Smurfit Westrock and of WestRock with the historical unaudited condensed consolidated statement of operations of Smurfit Kappa each for the six months ended June 30, 2024. The unaudited consolidated statement of operations of WestRock for the six months ended June 30, 2024 has been derived by subtracting its historical unaudited consolidated statement of operations for the three months ended December 31, 2023, from its historical unaudited consolidated statement of operations for the nine months ended June 30, 2024.

The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2023 combines the historical consolidated statements of operations of Smurfit Kappa and of Smurfit Westrock, both for the year ended December 31, 2023, with the historical consolidated statement of operations of WestRock for the year ended September 30, 2023. The unaudited condensed pro forma combined statements of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, give pro forma effect to the Combination, the Financing and the Term Loan Repayment as if they had occurred as of January 1, 2023.

The unaudited condensed pro forma combined financial information including the notes thereto are derived from the historical financial statements of Smurfit Westrock, Smurfit Kappa and WestRock and should be read in conjunction with the historical financial statements referenced below, which are included or otherwise incorporated by reference into the Form 8-K to which this unaudited condensed pro forma combined financial information is attached:

•	Smurfit Westrock’s unaudited consolidated interim financial statements and the notes thereto as of and for the six months ended June 30, 2024, which are included in the Smurfit Westrock Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024;

•	Smurfit Westrock’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2023, which are included in the Registration Statement;

•	Smurfit Kappa’s unaudited condensed consolidated financial statements and the notes thereto as of and for the six months ended June 30, 2024, which are included as an exhibit to the Smurfit Westrock current report on Form 8-K dated August 9, 2024;

•	Smurfit Kappa’s audited consolidated financial statements and the notes thereto as of and for the year ended December 31, 2023, which are included in the Registration Statement;

•	WestRock’s unaudited consolidated financial statements and the notes thereto, as of and for the three months ended December 31, 2023, which are included in the WestRock Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2023;

•	WestRock’s unaudited consolidated financial statements and the notes thereto, as of and for the nine months ended June 30, 2024; and

•	WestRock’s audited consolidated financial statements and the notes thereto as of and for the year ended September 30, 2023, which are included in WestRock’s Annual Report on Form 10-K for the year ended September 30, 2023.

The unaudited condensed pro forma combined financial information was prepared using the acquisition method of accounting for the Merger in accordance with ASC 805, Business Combinations (“ASC 805”). Following the Combination, Smurfit Westrock is the successor to Smurfit Kappa. Until just prior to consummation of the Combination, Smurfit Westrock had no historical operations nor traded or carried out any business of its own since its incorporation other than activities related to its formation and in anticipation of the combination with WestRock. Immediately following the Scheme and prior to the Merger, the ownership of Smurfit Westrock was the same as that of Smurfit Kappa. As Smurfit Westrock had no historical operations (other than activities related to its formation and in anticipation of the combination with WestRock) or material assets prior to the Smurfit Kappa Share Exchange and as the Smurfit Kappa Share Exchange was a share for share exchange and involved no cash consideration, in accordance with ASC 805, the Smurfit Kappa Share Exchange is not a business combination and did not give rise to any goodwill or change in accounting basis.

In accordance with ASC 805, as Smurfit Westrock had no historical operations other than activities related to its formation and in anticipation of the combination with WestRock and no material assets prior to the Smurfit Kappa Share Exchange, Smurfit Kappa was treated as the accounting acquirer of WestRock based primarily upon the following: (1) the former Smurfit Kappa Shareholders hold a majority of the common stock of Smurfit Westrock upon Completion; (2) a majority of the members of the Smurfit Westrock Board following the Combination, including the Chair of the Smurfit Westrock Board, are former members of the Smurfit Kappa Board of Directors; (3) the Group Chief Executive Officer and the Group Chief Financial Officer of Smurfit Kappa serve as President and Group Chief Executive Officer and Executive Vice President and Group Chief Financial Officer respectively, of Smurfit Westrock following the Combination; and (4) WestRock Stockholders received the Merger Consideration (including the Cash Consideration) while Smurfit Kappa shareholders received one new share in Smurfit Westrock for each of their Smurfit Kappa shares pursuant to the Smurfit Kappa Share Exchange.

The pro forma purchase price allocation of WestRock’s assets acquired and liabilities assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the unaudited condensed pro forma combined financial information is based upon available information and certain assumptions of Smurfit Kappa management as of the date of this current report. The assumptions and estimates used to determine the pro forma adjustments including the preliminary purchase price allocation and fair value adjustments are described in the notes accompanying the unaudited condensed pro forma combined financial information. The completion of the valuation, accounting for the Merger and the allocation of the purchase price may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets, deferred tax assets and liabilities and amount of depreciation and amortization expense and income tax expense/benefit recorded in the unaudited condensed pro forma combined statement of operations.

Smurfit WestRock is currently evaluating differences between legacy Smurfit Kappa and WestRock accounting policies and classifications to make any necessary adjustments to harmonize the combined company's accounting policies and financial statement presentation, and the pro forma adjustments reflect those made to date. The pro forma adjustments are based on information currently available as of the date of this unaudited condensed pro forma combined financial information and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used in presenting the unaudited condensed pro forma combined financial information.

The unaudited condensed pro forma combined financial information does not reflect any anticipated revenue enhancements, cost savings, or operating synergies that Smurfit Westrock may achieve as a result of the Combination, the total expected costs to integrate the operations of WestRock or the total expected costs necessary to achieve such revenue enhancements, cost savings, or operating synergies. Smurfit Westrock has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited condensed pro forma combined financial information.

The unaudited condensed pro forma combined financial information is provided for informational purposes only and it does not purport to indicate the financial position or results of operations that would have actually resulted had the Combination, the Financing and the Term Loan Repayment been completed on the assumed dates or for the periods presented, nor should it be taken as indicative of the future financial position or results of operations of Smurfit Westrock. The unaudited condensed pro forma combined financial information has been prepared and rounded to the nearest million. Due to rounding, numbers presented may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

UNAUDITED CONDENSED PRO

FORMA COMBINED BALANCE SHEET AS OF JUNE 30, 2024

($ in millions)

	Smurfit Westrock Historical	Smurfit Kappa Historical	WestRock Company Historical (Note 2)	Reclassification adjustments	(Notes)	Transaction Accounting Adjustments – Purchase Accounting	(Notes)	Transaction Accounting Adjustments – Term Loan Repayment	(Notes)	Pro Forma Combined Smurfit Westrock
ASSETS
Current assets:
Cash and cash equivalents	$-	$3,325	$461	$-		$(1,433)	7a	$(751)	7a	$1,602
Accounts receivable	-	1,981	2,554	-		(29)	7f	-		4,506
Inventories	-	1,184	2,277	432	4c	(69)	7b	-		3,824
Other current assets	-	586	767	-		(4)	7k	4	7n	1,353
Assets held for sale	-	-	23	-		-		-		23
Total current assets	$-	$7,076	$6,082	$432		$(1,535)		$(747)		$11,308
Property plant and equipment, net	-	5,576	11,058	(290)	4c, 4f	6,866	7i	-		23,210
Goodwill	-	2,757	4,232	-		(704)	7d	-		6,285
Intangibles, net	-	207	2,344	-		(1,519)	7c	-		1,032
Prepaid pension asset	-	-	646	-		(89)	7o	-		557
Other non-current assets	-	616	2,044	(142)	4f	(172)	7e, 7j, 7k	14	7n	2,360
Total assets	$-	$16,232	$26,406	$-		$2,847		$(733)		$44,752
Liabilities and Equity
Current liabilities:
Accounts payable	$-	$1,545	$2,228	$(227)	4g	$(29)	7f	$-		$3,517
Accrued compensation and benefits	-	387	478	-		-		-		865
Current portion of debt	-	387	1,190	-		-		-		1,577
Other current liabilities	-	756	872	227	4g	(23)	7l	17	7g, 7n	1,849
Total current liabilities	$-	$3,075	$4,768	$-		$(52)		$17		$7,808
Non-current debt due after one year	-	6,045	-	7,624	4a	(71)	7m	(750)	7g	12,848
Long-term debt due after one year	-	-	7,624	(7,624)	4a	-		-		-
Deferred tax liabilities	-	-	-	2,395	4b	669	7e	-		3,064
Deferred income taxes		-	2,115	(2,115)	4b	-		-		-
Pension liabilities, net of current portion	-	-	188	(188)	4d	-		-		-
Postretirement benefits liabilities, net of current portion	-	-	99	(99)	4e	-		-		-
Pension liabilities and other postretirement benefits, net of current portion	-	491	-	287	4d, 4e	8	7o	-		786
Other non-current liabilities	-	680	1,795	(280)	4b	-		-		2,195
Total liabilities	$-	$10,291	$16,589	$-		$554		$(733)		$26,701
Equity:
Common stock	-	-	3	-		(3)	7h	-		-
Preferred stock	-	-	-	-		-	7h	-		-
Deferred Shares	-	-	-	-		-	7h	-		-
Convertible Class A, B, C&D stock	-	-	-	-		-		-		-
Treasury stock, at cost	-	(93)	-	-		-		-		(93)
Capital in excess of par value	-	3,580	10,725	-		1,482	7h	-		15,787
Accumulated other comprehensive loss	-	(1,071)	(1,044)	-		1,044	7h	-		(1,071)
Retained earnings	-	3,509	116	-		(230)	7h	-		3,395
Total stockholders’ equity	$-	$5,925	$9,800	$-		$2,293		$-		$18,018
Non-controlling interests	-	16	17	-		-		-		33
Total equity	-	5,941	9,817	-		2,293		-		18,051
Total liabilities and equity	$-	$16,232	$26,406	$-		$2,847		$(733)		$44,752

See the accompanying notes to the unaudited condensed pro forma combined financial information, which are an integral part hereof.

UNAUDITED CONDENSED PRO

FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2024

($ in millions, except share and per share data)

	Smurfit Westrock Historical	Smurfit Kappa Historical	WestRock Company Historical (Notes 2 and 3)	Reclassification adjustments	(Notes)	Transaction Accounting Adjustments – Purchase Accounting	(Notes)	Transaction Accounting Adjustments – Financing	(Notes)	Pro Forma Combined Smurfit Westrock	(Notes)
Net sales	$-	$5,899	$9,535	$110	4j	$(94)	8a	$-		$15,450
Cost of goods sold	-	(4,496)	(7,921)	(110)	4j	(57)	8a, 8b	-		(12,584)
Gross profit	-	1,403	1,614	-		(151)		-		2,866
Selling, general and administrative expenses	-	(769)	-	(1,182)	4h, 4i	125	8c	-		(1,826)
Selling, general and administrative expense excluding intangible amortization	-	-	(1,024)	1,024	4h	-		-		-
Selling, general and administrative intangible amortization expense	-	-	(158)	158	4i	-		-		-
Transaction-related expenses associated with the Combination	-	(83)	-	(46)	4k	-		-		(129)
Restructuring and other costs, net	-	-	(63)	46	4k	-		-		(17)
Operating profit (loss)	-	551	369	-		(26)		-		894
Pension and other postretirement non-service expense, net	-	(39)	-	(4)	4l	17	8g	-		(26)
Pension and other postretirement non-service cost	-	-	(4)	4	4l	-		-		-
Interest expense, net	-	(58)	(209)	-		(6)	8e	(15)	8f	(288)
Loss on sale of RTS and Chattanooga	-	-	(3)	-		-		-		(3)
Other expense, net	-	-	(30)	-		-		-		(30)
Equity in income of unconsolidated entities	-	-	7	-		-		-		7
Income (loss) before income taxes	-	454	130	-		(15)		(15)		554
Income tax (expense) benefit	-	(131)	(32)	-		2	8h	2	8h	(159)
Net income (loss)	$-	$323	$98	$-		$(13)		$(13)		$395
Less: Net income attributable to non-controlling interests	-	-	-	-		-		-		-
Net income (loss) attributable to common stockholders	$-	$323	$98	$-		$(13)		$(13)		$395
Basic earnings per share attributable to common stockholders		$1.25								$0.76	8i
Diluted earnings per share attributable to common stockholders		$1.24								$0.75	8i

See the accompanying notes to the unaudited condensed pro forma combined financial information, which are an integral part hereof.

UNAUDITED CONDENSED PRO

FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2023

($ in millions, except share and per share data)

	Smurfit Westrock Historical	Smurfit Kappa Historical	WestRock Company Historical (Note 2)	Reclassification adjustments	(Notes)	Transaction Accounting Adjustments – Purchase Accounting	(Notes)	Transaction Accounting Adjustments – Financing	(Notes)	Pro Forma Combined Smurfit Westrock	(Notes)
Net sales	$-	$12,093	$20,310	$193	4p	$(95)	8a	$-		$32,501
Cost of goods sold	-	(9,039)	(16,726)	(193)	4p	(224)	8a, 8b	-		(26,182)
Gross profit	-	3,054	3,584	-		(319)		-		6,319
Selling, general and administrative expenses	-	(1,599)	-	(2,356)	4m, 4n	185	8c	-		(3,770)
Selling, general and administrative expense excluding intangible amortization	-	-	(2,014)	2,014	4m	-		-		-
Selling, general and administrative intangible amortization expense	-	-	(342)	342	4n	-		-		-
Goodwill impairment	-	-	-	(1,893)	4o	-		-		(1,893)
Impairment of goodwill and mineral rights	-	-	(1,893)	1,893	4o	-		-		-
Impairment of other assets	-	(5)	-	-		-		-		(5)
Transaction-related expenses associated with the Combination	-	(78)	-	(11)	4q	(104)	8d	-		(193)
Multiemployer pension withdrawal income	-	-	12	-		-		-		12
Restructuring and other costs, net	-	-	(859)	11	4q	-		-		(848)
Operating profit (loss)	-	1,372	(1,512)	-		(238)		-		(378)
Pension and other postretirement non-service expense, net	-	(49)	-	(22)	4r	61	8g	-		(10)
Pension and other postretirement non-service cost	-	-	(22)	22	4r	-		-		-
Interest expense, net	-	(139)	(418)	-		(12)	8e	(101)	8f	(670)
Gain on sale of RTS and Chattanooga	-	-	239	-		-		-		239
Gain on extinguishment of debt	-	-	11	-		-		-		11
Other expense, net	-	(46)	(6)	-		-		-		(52)
Equity in income of unconsolidated entities	-	-	3	-		-		-		3
Income (loss) before income taxes	-	1,138	(1,705)	-		(189)		(101)		(857)
Income tax (expense) benefit	-	(312)	60	-		11	8h	12	8h	(229)
Net income (loss)	$-	$826	$(1,645)	$-		$(178)		$(89)		$(1,086)
Less: Net income attributable to non-controlling interests	-	(1)	(5)	-		-		-		(6)
Net income (loss) attributable to common stockholders	$-	$825	$(1,650)	$-		$(178)		$(89)		$(1,092)
Basic earnings (loss) per share attributable to common stockholders		$3.19								$(2.11)	8i
Diluted earnings (loss) per share attributable to common stockholders		$3.17								$(2.11)	8i

See the accompanying notes to the unaudited condensed pro forma combined financial information, which are an integral part hereof.

1.	Description of the Transaction

On September 12, 2023, Smurfit Kappa Group plc (“Smurfit Kappa”), a public company incorporated in Dublin, Ireland, and WestRock Company (“WestRock”), a public company incorporated in Delaware, announced they had reached a definitive agreement on the terms of a proposed combination (the “Transaction Agreement”). On July 5, 2024, pursuant to the Transaction Agreement between Smurfit Kappa, WestRock, Smurfit WestRock Limited, which has since been renamed Smurfit Westrock plc (the “Company” or “Smurfit Westrock”), and Sun Merger Sub, LLC (“Merger Sub”): (i) Smurfit Westrock acquired Smurfit Kappa by means of a scheme of arrangement (the “Scheme”) under the Companies Act 2014 of Ireland (as amended) (the “Smurfit Kappa Share Exchange”), and (ii) Merger Sub merged with and into WestRock, with WestRock continuing as the surviving entity (the “Merger,” and together with the Smurfit Kappa Share Exchange, the “Combination”).

Pursuant to the Transaction Agreement, each issued ordinary share, par value €0.001 per share, of Smurfit Kappa (a “Smurfit Kappa Share”) was exchanged for one ordinary share, par value $0.001 per share, of Smurfit Westrock (a “Smurfit Westrock Share”). On July 5, 2024, pursuant to a High Court-ordered transfer scheme of arrangement, the Company issued 261,094,836 ordinary shares to the former shareholders of Smurfit Kappa in exchange for their shares in Smurfit Kappa.

Each share of common stock, par value $0.01 per share, of WestRock (the “WestRock Common Stock”), was converted into the right to receive one Smurfit Westrock Share and $5.00 in cash (the “Merger Consideration”) for an aggregate cash consideration of $1,291 million. On July 5, 2024, the Company issued 258,228,403 shares to the former shareholders of WestRock in exchange for the net assets of WestRock acquired through the Merger. Upon completion of the Combination, Smurfit Kappa and WestRock each became wholly owned subsidiaries of Smurfit Westrock with Smurfit Kappa shareholders owning approximately 50.3% and WestRock shareholders owning approximately 49.7%.

In addition to the Transaction Agreement, Smurfit Kappa completed the Financing which was used to finance among other things, the Cash Consideration and fees and expenses of the Combination. The Financing is reflected in the unaudited historic consolidated Smurfit Kappa balance sheet as of June 30, 2024, while effect has been given in the unaudited condensed pro forma balance sheet to the Term Loan Repayment as if it had occurred on June 30, 2024. The unaudited condensed pro forma combined statements of operations give pro-forma effect to the impact of both the Financing and the Term Loan Repayment as if they had occurred on January 1, 2023.

2.	Basis of Pro Forma Presentation

The unaudited condensed pro forma combined financial information is based on the historical consolidated financial statements of Smurfit Westrock, Smurfit Kappa and WestRock, as adjusted to give pro forma effect to the Combination, the Financing and the Term Loan Repayment. Smurfit Westrock had no material assets prior to the Smurfit Kappa Share Exchange and prior to Completion had not conducted any operations, other than those in connection with its formation and in anticipation of the combination with WestRock.

The unaudited condensed pro forma combined balance sheet as of June 30, 2024, has been prepared as if the Combination and the Term Loan Repayment had occurred on June 30, 2024. WestRock’s fiscal year ended on September 30, 2023, whereas both Smurfit Westrock’s and Smurfit Kappa’s fiscal years ended on December 31, 2023.

The unaudited condensed pro forma combined statements of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, have been prepared as if the Combination, the Financing and the Term Loan Repayment had occurred on January 1, 2023. The unaudited condensed pro forma combined statement of operations for the six months ended June 30, 2024, has been prepared using (i) Smurfit Westrock and Smurfit Kappa’s respective, unaudited consolidated statements of operations for the six months ended June 30, 2024 and (ii)  the unaudited consolidated statement of operations of WestRock for the six months ended June 30, 2024, derived by subtracting its unaudited consolidated statement of operations for the three months ended December 31, 2023, from its unaudited consolidated statement of operations for the nine months ended June 30, 2024.

The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2023, has been prepared by combining annual periods that differ by one fiscal quarter, as permitted by Regulation S-X Article 11-02(c)(3).

As the ownership of Smurfit WestRock was same as that of Smurfit Kappa immediately following the Scheme and prior to the Merger, in accordance with ASC 805 the Scheme did not give rise to any change in accounting basis or values, including any goodwill. The Merger is accounted for, and the unaudited condensed pro forma combined financial information has been prepared, using the acquisition method. The acquisition method is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred is measured at current market price at the consummation of an acquisition.

As Smurfit Westrock had no material assets prior to the Smurfit Kappa Share Exchange and prior to completion of the Combination had not conducted any operations, other than those in connection with its formation and in anticipation of the combination with WestRock, the fair value of the share consideration transferred was measured using the closing price of the publicly traded Smurfit Kappa ordinary shares at the acquisition date, translated to U.S. dollars (£36.56) using the closing exchange rate as of that date (1.2815).

Under the acquisition method, the WestRock assets acquired and liabilities assumed are recorded as of completion of the Combination at their respective fair values. Financial statements and reported results of operations of Smurfit Westrock issued after completion will reflect these values. Due to the recent completion of the Combination, the determination of the fair values of assets acquired and liabilities assumed are based upon preliminary estimates, which are subject to adjustment as the Company finalizes the valuations. The effect of such adjustments and the impact of differences between the fair values assumed in this unaudited condensed pro forma combined financial information and the final fair values could be material.

The accounting policies under U.S. GAAP used in the preparation of this unaudited condensed pro forma combined financial information are those set forth in Smurfit Kappa’s audited financial statements as of and for the fiscal year ended December 31, 2023. The accounting policies of Smurfit Westrock under U.S. GAAP are described in Note 1 to its historical financial statements as of and for the year ended December 31, 2023. The accounting policies of WestRock under U.S. GAAP are as described in Note l to its historical consolidated financial statements as of and for the year ended September 30, 2023, which are included in WestRock’s Annual Report on Form 10-K for the year ended September 30, 2023.

3.	WestRock Statement of Operations for the six months ended June 30, 2024

The unaudited consolidated statement of operations of WestRock for the six months ended June 30, 2024, has been derived by subtracting its unaudited consolidated statement of operations for the three months ended December 31, 2023, from its unaudited consolidated statement of operations for the nine months ended June 30, 2024. WestRock’s unaudited consolidated financial statements and the notes thereto, as of and for the three months ended December 31, 2023, are included in the WestRock Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2023. WestRock’s unaudited consolidated financial statements and the notes thereto as of and for the nine months ended June 30, 2024 are included as Exhibit 99.6 to the Smurfit Westrock Current Report on Form 8-K/A to which this Exhibit 99.9 is attached.

(in millions)	Nine months ended June 30, 2024	Three months ended December 31, 2023	Six months ended June 30, 2024
Net sales	$14,155	$4,620	$9,535
Cost of goods sold	(11,782)	(3,861)	(7,921)
Gross profit	2,373	759	1,614
Selling, general and administrative expense excluding intangible amortization	(1,551)	(527)	(1,024)
Selling, general and administrative intangible amortization expense	(240)	(82)	(158)
Restructuring and other costs, net	(129)	(66)	(63)
Operating profit	453	84	369
Pension and other postretirement non-service cost	(4)	-	(4)
Other expense, net	(35)	(5)	(30)
Interest expense, net	(310)	(101)	(209)
Equity in income of unconsolidated entities	11	4	7
(Loss) gain on sale of RTS and Chattanooga	(2)	1	(3)
Income (loss) before income taxes	113	(17)	130
Income tax expense	(38)	(6)	(32)
Consolidated net income (loss)	75	(23)	98
Less: net income attributable to noncontrolling interests	-	-	-
Net income (loss) attributable to WestRock Company Stockholders	$75	$(23)	$98

4.	Reclassification Adjustments

Certain reclassifications have been made to the historical financial statements of WestRock to conform the accounting presentation of WestRock’s historical financial statements to the accounting presentation of the historical Smurfit Kappa consolidated financial statement presentation, in each case for the relevant periods. These reclassifications are included in the column “Reclassification Adjustments” in the unaudited condensed pro forma combined financial information. The following is a summary of the reclassification adjustments made to conform the presentation of WestRock’s historical unaudited consolidated balance sheet as of June 30, 2024, and historical consolidated statements of operations for the six months ended June 30, 2024 and the year ended September 30, 2023, with those of Smurfit Kappa:

Condensed Pro Forma Combined Balance Sheet as of June 30, 2024:

a.	Reclassification of $7,624 million of non-current debt due after one year from long-term debt due after one year.

b.	Reclassification of $2,115 million of deferred tax liabilities from deferred income taxes.

In addition to the above, on the Pro Forma Combined Balance Sheet as of June 30, 2024, there was a reclassification of $280 million of Smurfit Kappa’s deferred tax liabilities from other non-current liabilities.

c.	Reclassification of $432 million of spare parts from property, plant and equipment, net to inventories.

d.	Reclassification of $188 million of pension liabilities and other postretirement benefits, net of current portion from pension liabilities, net of current portion.

e.	Reclassification of $99 million of pension liabilities and other postretirement benefits, net of current portion from postretirement benefit liabilities, net of current portion.

f.	Reclassification of $142 million of machines leased to customers from other non-current assets to property, plant and equipment, net.

g.	Reclassification of $227 million of accrued accounts payable from accounts payable to accrued expenses within other current liabilities.

Condensed Pro Forma Combined Statement of Operations for the six months ended June 30, 2024:

h.	Reclassification of $1,024 million of selling, general and administrative expenses from selling, general and administrative expense excluding intangible amortization.

i.	Reclassification of $158 million of selling, general and administrative expenses from selling, general and administrative intangible amortization expense.

j.	Reclassification of $110 million of recycling revenues from cost of goods sold to net sales.

k.	Reclassification of $46 million of Transaction-related expenses associated with the Combination from restructuring and other costs, net.

l.	Reclassification of $4 million of pension and other postretirement non-service expense, net from pension and other postretirement non-service cost.

Condensed Pro Forma Combined Statement of Operations for the year ended December 31, 2023:

m.	Reclassification of $2,014 million of selling, general and administrative expenses from selling, general and administrative expense excluding intangible amortization.

n.	Reclassification of $342 million of selling, general and administrative expenses from selling, general and administrative intangible amortization expense.

o.	Reclassification of $1,893 million of goodwill impairment from impairment of goodwill and mineral rights.

p.	Reclassification of $193 million of recycling revenues from cost of goods sold to net sales.

q.	Reclassification of $11 million of Transaction-related expenses associated with the Combination from restructuring and other costs, net.

r.	Reclassification of $22 million of pension and other postretirement non-service expense, net from pension and other postretirement non-service cost.

5.	Total Merger Consideration

The Merger Consideration transferred on completion of the Combination has been calculated by reference to Smurfit Kappa’s closing share price of £36.56 on the acquisition date of July 5, 2024, translated to U.S. dollars using the closing exchange rate as of that date.

($ in millions)	Amount
Cash paid for outstanding WestRock Stock (a)	$1,291
Smurfit Westrock Shares issued to WestRock Stockholders (b)	12,098
Converted WestRock Options and WestRock RSU Awards attributable to pre-Combination service (c)	101
Settlement of pre-existing relationships, trade and other payable and receivable balances with WestRock (d)	(29)
Aggregate Merger Consideration	$13,461

(a)	The cash component of the aggregate Merger Consideration is based on 258,228,403 shares of WestRock Stock, (excluding the aggregate of 234,528 shares from the following: (i) WestRock Director Restricted Stock Unit (“RSU”) Awards converted into WestRock Stock immediately prior to the Merger Effective Date (as of July 5, 2024), (ii) former employee settled options, and (iii) vested and unreleased RSU awards) multiplied by the Cash Consideration of $5.00 per WestRock share.

(b)	Value of Smurfit Westrock Shares issued is based on 258,228,403 shares of outstanding WestRock Stock (excluding the WestRock Director RSU Awards, former employee settled options, and vested and unreleased RSU awards, referred to in (a) above) resulting in additional 258,228,403 Smurfit Westrock Shares being issued at the closing share price of £36.56 on July 5, 2024, translated to U.S. dollars using the closing exchange rate of £1 to $1.2815 as of that date. The cash and equity value in respect of these awards within Merger Consideration are included within the pre-combination service, stock-compensation expense in (c) below.

(c)	Certain WestRock options (“WestRock Options”) and WestRock RSU Awards have been replaced by Smurfit Westrock equity awards with similar terms, and the amount represents the consideration for their replacement. A portion of the fair value of Smurfit Westrock equity awards issued represents consideration transferred, while the remaining portion represents post-Combination compensation expense based on the vesting terms of the converted awards. Also included is the Merger Consideration in respect of WestRock Director RSU Awards and settled options held by former WestRock employees which converted into WestRock Stock immediately prior to the Merger Effective Date.

(d)	Component of Merger Consideration in respect of the settlement for no gain or loss of trading and other receivable and payable balances with WestRock as of the date of the Merger. The purchase consideration has been increased by the amount of the settled Smurfit Kappa receivable ($3 million) in respect of sales to WestRock and has been reduced to account for the effective settlement of accounts payable ($32 million) in respect of trade and other purchases from WestRock. See Notes 6(e) and 7(f) for the elimination of the corresponding WestRock receivable and payable on the acquired balance sheet.

6.	Estimated Preliminary Purchase Price Allocation

Smurfit Westrock management has determined that Smurfit Kappa is the accounting acquirer in the Merger, which will be accounted for under the acquisition method of accounting for business combinations in accordance with ASC 805. The allocation of the preliminary estimated purchase price with respect to the Merger is based upon Smurfit Kappa management’s estimates of and assumptions related to the fair values of WestRock assets to be acquired and liabilities to be assumed as of June 30, 2024, using currently available information. Due to the fact that the unaudited condensed pro forma combined financial information has been prepared based on these preliminary estimates and assumptions, the final purchase price allocation and the resulting effect on WestRock’s financial position and results of operations may differ materially from the pro forma amounts included herein.

As of the date of this current report, Smurfit Kappa has not completed a comprehensive final valuation analysis necessary to determine the fair values of WestRock’s identifiable assets acquired and liabilities assumed. The preliminary purchase price allocation presented below is based on Smurfit Kappa management’s estimate of the fair value of tangible and intangible assets acquired and liabilities assumed using information that is currently available. The excess of the purchase price over the fair value of net assets acquired will be allocated to goodwill. The final allocation of the purchase price will be determined following completion of the Combination based on a comprehensive final evaluation of tangible and intangible assets acquired and liabilities assumed by Smurfit Kappa.

Significant judgment is required to estimate the fair value of tangible and intangible assets acquired, liabilities assumed, as well as the useful life for acquired intangible assets. The fair value estimates and useful life for acquired intangible assets are based on available historical information, future expectations, and assumptions deemed reasonable by Smurfit Kappa management, but are inherently uncertain.

The Company has made a preliminary estimate of the allocation of the preliminary purchase price to the assets acquired and liabilities assumed based on information currently available and will continue to adjust those estimates as additional information pertaining to events or circumstances becomes available. The final determination of the purchase price allocation will be completed as soon as practicable after completion of the Combination (and within the permitted measurement period in accordance with ASC 805, which is up to one year from the acquisition date) and will be based on the fair values of the assets acquired and liabilities assumed as of completion of the Combination. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited condensed pro forma combined financial information.

The following table summarizes the allocation of the estimated preliminary purchase price as of June 30, 2024 (in millions):

(in millions)	Historical Value	Fair Value Adjustments	Estimated Fair Value
Estimated Merger Consideration (Note 5)			$13,461
Identifiable net assets:
Cash and cash equivalents	$461	$-	461
Accounts receivable (e)	2,554	(32)	2,522
Inventories	2,277	(65)	2,212
Assets held for sale	23	-	23
Other current assets	767	(4)	763
Property plant and equipment, net	11,058	6,866	17,924
Goodwill	4,232	(4,232)	-
Intangibles, net (a)	2,344	(1,519)	825
Prepaid pension asset	646	(89)	557
Other non-current assets (b), (c)	2,044	(172)	1,872
Accounts payable (e)	(2,228)	3	(2,225)
Accrued compensation and benefits	(478)	-	(478)
Current portion of debt	(1,190)	-	(1,190)
Other current liabilities (d)	(872)	(17)	(889)
Non-current debt due after one year	(7,624)	71	(7,553)
Deferred tax liabilities (b)	(2,115)	(669)	(2,784)
Pension liabilities and other postretirement benefits, net of current portion	(287)	(8)	(295)
Other non-current liabilities	(1,795)	-	(1,795)
Non-controlling interests	(17)	-	(17)
Total estimate of identifiable net assets acquired as of June 30, 2024	$9,800	$133	$9,933
Estimated goodwill arising on Merger			3,528
Estimated Merger Consideration			$13,461

(a)	Preliminary identifiable intangible assets in the unaudited condensed pro forma combined financial information consist of the following:

(in millions)	Preliminary Fair Value	Estimated Useful Lives (years)
Preliminary fair value of intangible assets acquired:
Customer relationships	$418	10-14
Trade names and trademarks	228	5-10
Developed technology	179	10-15
Intangible assets acquired	$825

The preliminary fair values of intangible assets are generally determined using income-based methods. The income method used for customer relationships intangibles is the multi-period excess earnings method based on forecasts of the expected future cash flows attributable to those assets. The relief from royalty method which is used for the valuation of trade name and certain technology intangibles, estimates fair value by reference to the royalties saved through ownership of the trade name rather than paying a rent or royalty for its use. The fair value of certain technology-based intangibles was determined using a cost savings approach that measures the value of an asset by estimating the cost savings achieved through owning the asset.

Significant estimates and assumptions inherent in the valuations reflect consideration of other marketplace participants, the amount and timing of future cash flows (including expected growth rates, discount rates, cost savings and profitability), royalty rates used in the relief from royalty method, and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions used to calculate the fair values of acquired intangible assets.

(b)	Deferred tax assets and liabilities were derived based on incremental differences in the book and tax basis created from the preliminary purchase allocation and are calculated at the Irish statutory income tax rate in effect of 12.5%. See Note 7(e).

(c)	Deferred planned major maintenance costs, unamortized contract acquisition and fulfilment costs of WestRock were removed from other non-current assets. Deferred planned major maintenance costs are reflected within the preliminary fair value of acquired property, plant and equipment. See Note 7(j) and 7(k).

(d)	Accrual for the pre-Combination retention payments to current WestRock employees. Of the total retention payments issued, $17 million represents pre-Combination expense, while the remaining portion represents post-Combination compensation expense. The retention payments are conditional on completion of specified periods of post-combination service and were directly attributable to the Combination. As such retention payments were conditional on the recipients remaining in employment of Smurfit Westrock for specified periods post-combination, such costs related to the pre-Combination period have been recorded as a liability on the acquisition balance sheet and are unpaid as of the June 30, 2024 pro forma combined balance sheet. See Note 7(k) for the adjustment to record the accrual in respect of the pre-combination WestRock and Smurfit Kappa total retention payments. See also Note 8(d) for the adjustment to the pro forma combined statement of operations for the year ended December 31, 2023, to give effect to the retention payments related to post-Combination service.

(e)	Being the elimination on acquisition of the WestRock trade and other receivables and payables arising from sales to and purchases from Smurfit Kappa for a net $29 million accounts payable. See Note 5(d).

7.	Adjustments to the Unaudited Condensed Pro Forma Combined Balance Sheet

Adjustments included in the Transaction Accounting Adjustments – Purchase Accounting and Transaction Accounting Adjustments – Term Loan Repayment columns in the accompanying unaudited condensed pro forma combined balance sheet as of June 30, 2024, are as follows:

(a)	Reflects adjustment to cash and cash equivalents:

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Cash paid for outstanding WestRock Stock (i)	$(1,291)
Cash paid for WestRock equity awards attributable to pre-Combination service	(10)
Cash paid for transaction costs (ii)	(132)
Net pro forma transaction accounting adjustment to cash and cash equivalents	$(1,433)
Pro forma transaction accounting adjustments – term loan repayment:
Settlement of $750 million delayed draw term loan (iii)	(751)
Net pro forma transaction accounting adjustment – term loan repayment to cash and cash equivalents	$(751)

(i)	Excludes the cash payment in respect of WestRock Director RSU Awards converted into WestRock Stock, former employee settled options, and vested and unreleased RSU awards (total of $1.2 million) immediately prior to the Merger Effective Date, as described in Note 5. The cash payment for such awards is included with the cash paid for WestRock equity awards attributable to pre-Combination service.

(ii)	Reflects the payment of non-recurring, legal and financial advisory, accounting, consulting and transaction compensation costs of both Smurfit Kappa and WestRock directly attributable to the Combination, excluding retention payments conditional on specified periods of post-Combination service. Total non-recurring transaction costs of Smurfit Kappa are currently estimated to be approximately $263 million. Such costs consist of advisory, legal, accounting and professional fees of $231 million and $32 million in retention payments to current Smurfit Kappa executives related to post-Combination service, which are directly attributable to the Combination. Of this total, $88 million and $83 million were incurred and reflected in Smurfit Kappa’s historical consolidated statements of operations for the year ended December 31, 2023, and the six months ended June 30, 2024 respectively. $36 million were accrued within the Smurfit Kappa consolidated balance sheet as of June 30, 2024. The cash payment reflects the additional statement of operations charge of $92 million plus the payment of the accrued transaction costs of both Smurfit Kappa and WestRock as of June 30, 2024, and excludes the retention bonuses of Smurfit Kappa and WestRock which will be paid over their applicable retention period(s) and have been accrued in the pro forma combined balance sheet as of June 30, 2024 (see Note 7(l)). See Notes 7(h) and 8(d) for the corresponding adjustments to pro forma stockholders’ equity and the condensed pro forma combined statement of operations respectively.

(iii)	Reflects prepayment and cancellation following the Combination of the $750 million delayed draw term loan. The repaid amount including accrued interest of $1 million was $751 million.

(b)	Reflects the preliminary purchase accounting adjustment for inventories based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical inventories – carrying value	$(2,277)
Preliminary fair value of acquired inventories	2,212
Elimination of intercompany profit in inventories	(4)
Net pro forma transaction accounting adjustment to inventories	$(69)

(c)	Reflects the preliminary purchase accounting adjustment for estimated intangibles based on the acquisition method of accounting. Refer to Note 6(a) for additional information on the acquired intangible assets expected to be recognized.

(in millions)	Amount
Pro forma transaction accounting adjustments—purchase accounting:
Elimination of WestRock’s historical net book value of intangible assets	$(2,344)
Preliminary fair value of acquired intangibles (Note 6(a))	825
Net pro forma transaction accounting adjustment to intangible assets, net	$(1,519)

(d)	The preliminary goodwill adjustment of $(704) million represents the elimination of historical goodwill and recording of the excess of estimated aggregate Merger Consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed.

(in millions)	Amount
Pro forma transaction accounting adjustments —purchase accounting:
Elimination of WestRock’s historical goodwill	$(4,232)
Goodwill per preliminary purchase price allocation (Note 6)	3,528
Net pro forma transaction accounting adjustment to goodwill	$(704)

(e)	Represents the adjustment to deferred tax assets of $13 million and deferred tax liabilities of $669 million associated with the incremental differences in the book and tax basis created from the preliminary purchase allocation. The deferred tax liabilities arise from the preliminary fair values of tangible and intangible assets, inventories and the fair value adjustment to acquired debt. The deferred tax assets arise from the portion of purchase consideration relating to replacement stock-based compensation awards that relate to pre-Combination service (see Note 5(c)). These adjustments were based on the applicable statutory tax rate and the respective estimated purchase price allocation.

The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Combination activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to the completion of the Combination.

This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(f)	Reflects the settlement at the acquisition date for no gain or loss of payables and receivables recorded by Smurfit Kappa and WestRock in their respective historical balance sheets in respect of trade and other purchases and sales between both Companies. The purchase consideration has been increased by the amount of the settled Smurfit Kappa receivable ($3 million) in respect of sales to WestRock and has been reduced to account for the effective settlement of accounts payable ($32 million) in respect of trade and other purchases from WestRock. The corresponding trade receivables and payables recorded in the historical balance sheet of WestRock ($32 million and $3 million respectively) have been eliminated on acquisition (see Note 6(e)).

The associated elimination of sales and purchases between Smurfit Kappa and WestRock in the condensed pro forma combined statement of operations is recorded in Note 8(a).

(g)	Reflects the prepayment and cancellation on July 5, 2024, following the Combination of the $750 million delayed draw term loan agreement including accrued interest of $1 million.

(h)	Reflects the following adjustments to pro forma Smurfit Westrock Stockholders’ equity:

(in millions)	Preferred Stock	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated other comprehensive loss	Deferred Shares
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical equity	$-	$(3)	$(10,725)	$(116)	$1,044	$—
Estimated shares of Smurfit Westrock common stock issued to WestRock stockholders (i)	-	-	12,098	-	-	—
Estimated converted WestRock RSUs and Options attributable to pre-Combination services (Note 5(c))	-	-	91	-	-	—
Incremental stock-based compensation expense related to converted WestRock RSUs and Options that were fully vested prior to the Combination	-	-	18	(18)	-	—
Issuance of Series A Preference Shares (ii)	-	-	-	-	-	—
Conversion of euro denominated ordinary shares (iii)	-	-	-	-	-	—
Estimated transaction costs (iv)	-	-	-	(92)	-	—
Elimination of intercompany profit in inventories (Note 7(b))	-	-	-	(4)	-	—
Net pro forma transaction accounting adjustments to equity	$-	$(3)	$1,482	$(230)	$1,044	—

(i)	Reflects the issuance of 258,228,403 million Smurfit Westrock (with a par value of $0.001). The share price is calculated by reference to Smurfit Kappa’s share price as of July 5, 2024, translated to U.S. dollars using the closing exchange rate as of that date.

(ii)	Reflects the issuance on July 2, 2024, of 10,000 $0.001 par value Preference Shares for total consideration of $0.01 million.

(iii)	Reflects the July 5, 2024, conversion of 25,000 existing euro-denominated ordinary shares with a par value of €1.00 into 25,000 Smurfit Westrock Euro Deferred Shares with a par value of €1.00.

(iv)	The adjustment to retained earnings of $92 million reflects the additional charge of $92 million for transaction-related expenses, (see Note 8(d)), not yet incurred and not previously reflected in the historical consolidated financial statements of Smurfit Kappa. As such expenses are assumed to not be tax deductible for these pro forma financial statements, no income tax benefit has been reflected for the adjustment in respect of these expenses, see Note 8(h) for additional information on tax considerations.

(i)	Reflects the preliminary purchase accounting adjustment for property, plant and equipment based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical net book value of property, plant and equipment	$(11,058)
Preliminary fair value of acquired property, plant and equipment	17,924
Net pro forma transaction accounting adjustments to property, plant and equipment	$6,866

(j)	Reflects the removal of deferred planned major maintenance costs of WestRock recorded within other non-current assets. Such deferred costs are reflected within the preliminary fair value of acquired property, plant and equipment as part of Note 7(i) above.

(k)	Reflects the removal of unamortized contract acquisition and fulfilment costs of WestRock recorded within other current assets and other non-current assets.

(l)	Reflects the payment of accrued transaction costs on the historical balance sheet of Smurfit Kappa and WestRock of $72 million and the accrual of the WestRock and Smurfit Kappa retention payments to be paid after completion of specific service periods of $49 million. See Note 7(a)(ii).

(m)	Reflects the preliminary fair value adjustment to acquired WestRock debt based on the acquisition method of accounting. The fair value adjustment has been applied to non-current debt due after one year.

(in millions)	Amount
Pro forma transaction accounting adjustments—purchase accounting:
Elimination of WestRock’s historical non-current debt due after one year	$(7,624)
Preliminary fair value of acquired non-current debt due after one year	7,553
Net pro forma transaction accounting adjustments to non-current debt due after one year	$(71)

(n)	Reflects the costs associated with the multicurrency revolving facility that are amortized on a straight-line basis over the facility’s term. See Note 8(f).

(o)	Reflects the preliminary fair value adjustment to acquired WestRock pension assets and liabilities based on the acquisition method of accounting.

(in millions)	Amount
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical prepaid pension asset	$(646)
Preliminary fair value of acquired prepaid pension asset	557
Net pro forma transaction accounting adjustments to prepaid pension asset	$(89)
Pro forma transaction accounting adjustments – purchase accounting:
Elimination of WestRock’s historical pension liabilities, net of current portion	$(188)
Preliminary fair value of pension liabilities, net of current portion	196
Net pro forma transaction accounting adjustments to pension liabilities and other postretirement benefits, net of current portion	$8

8.	Adjustments to the Unaudited Condensed Pro Forma Combined Statement of Operations

Adjustments included in the Transaction Accounting Adjustments — Purchase Accounting and Transaction Accounting Adjustments — Financing columns in the accompanying unaudited condensed pro forma combined statement of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, respectively, are as follows:

(a)	Reflects the elimination of purchases and sales between Smurfit Kappa and WestRock recorded within their respective historical financial statements. See Note 7(f).

(b)	Reflects the adjustments to cost of goods sold for the incremental depreciation expense from the preliminary fair value adjustment to property, plant and equipment, the elimination of the cost of goods sold in respect of trading between Smurfit Kappa and WestRock, and the amortization of the preliminary fair value adjustment to inventories.

(in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – purchase accounting:
Property, plant and equipment step-up flowing through cost of goods sold
Elimination of historical WestRock depreciation and amortization charge	$593	$1,143
Depreciation of acquired property, plant and equipment at fair value	(740)	(1,525)
Elimination of costs of goods sold – intercompany sales and inventory profit	90	93
Amortization of fair value adjustment to acquired inventories	-	65
Net pro forma transaction accounting adjustments to cost of goods sold	$(57)	$(224)

(c)	Reflects the adjustments to selling, general and administrative expenses (“SG&A”) including the incremental amortization expense of acquired intangible assets and the preliminary incremental stock-based compensation expense for Smurfit Westrock replacement equity awards.

(in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – purchase accounting:
Removal of historical WestRock amortization of intangible assets	$158	$342
Elimination of historical WestRock amortization & depreciation expense	32	50
Amortization of acquired intangible assets	(39)	(78)
Reduction in amortization & depreciation expense in SG&A (i)	$151	$314
Removal of historical WestRock stock-based compensation expense	24	64
Record stock-based compensation expense for converted WestRock awards	(29)	(127)
Record stock-based compensation expense for converted Smurfit Kappa awards	(21)	(66)
Incremental stock-based compensation expense (ii)	(26)	(129)
Net pro forma transaction accounting adjustment to SG&A	$125	$185

(i)	Represents adjustment to expense based on the preliminary estimated fair values and useful lives of acquired intangible assets (See Note 6(a)) and the elimination of historical WestRock depreciation expense recorded in SG&A, which is replaced with the depreciation charge shown in Note 8(b).

(ii)	Represents the incremental stock-based compensation charge estimated to arise upon completion of the Combination. Smurfit Kappa equity awards have been converted into Smurfit Westrock equity awards, with any performance goals applicable to Smurfit Kappa equity awards deemed achieved at 100%. Outstanding WestRock RSU Awards and WestRock Options were converted into Smurfit Westrock awards in accordance with the terms of the Transaction Agreement. In the case of a performance-based WestRock RSU Award, the number of shares of WestRock Stock subject to such WestRock RSU Award as of immediately prior to the Merger Effective Time were determined by deeming the applicable performance goals for any performance period that has not been completed as of the Merger Effective Time to be achieved at the greater of the target level and the average of the actual level of performance of similar awards over the last three years prior to the completion date (July 5, 2024), except that the performance goals for any performance-based WestRock RSU Award granted after the date of the Transaction Agreement were deemed achieved at the target level of performance.

(d)	Reflects the adjustments to transaction-related expenses associated with the proposed Combination including estimated transaction costs and retention bonuses for both Smurfit Kappa and WestRock employees directly attributable to the Combination for the year ended December 31, 2023. No adjustment has been made to the transaction-related expenses recorded in the historical statements of operations of Smurfit Kappa or of WestRock for the six months ended June 30, 2024.

(in millions)	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – purchase accounting:
Expected transaction expenses (i)	$(60)
Retention payments paid to Smurfit Kappa executives (ii)	(32)
Retention payments paid to WestRock employees (ii)	(12)
Net pro forma transaction accounting adjustment to transaction-related expenses associated with the proposed Combination	$(104)

(i)	Represents additional transaction costs directly attributable to the Combination to be incurred, that are not recorded within the historical consolidated statements of operations of Smurfit Kappa for either the year ended December 31, 2023 or the six months ended June 30, 2024. These costs in addition to amounts accrued in the historical balance sheets of Smurfit Kappa and WestRock, are assumed to have been settled in cash in the pro-forma balance sheet (see Note 7(a)(ii)).

Transaction-related expenses are not expected to be incurred in any period beyond 12 months from the closing date of the Combination. Any such charge could affect the combined company’s future results of operations in the period in which such charges are incurred. The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2023, reflects $193 million in non-recurring, transaction-related expenses associated with the Combination (of which $11 million was recorded in the historical Westrock statement of operations) as if those costs were incurred on January 1, 2023. This amount includes the retention payments in (ii) below. A further $10 million in non-recurring transaction costs were included in interest expense, net, within the historical Smurfit Kappa statement of operations for the year ended December 31, 2023. No adjustment has been made in respect of transaction-related expenses costs recorded in the unaudited condensed consolidated statements of operations for either Smurfit Kappa or WestRock for the six months ended June 30, 2024.

(ii)	Reflects retention payments payable to Smurfit Kappa executives and WestRock employees related to post-Combination service, all assumed to be incurred during the fiscal year ended December 31, 2023 (see Note 6(d)).

(e)	Reflects the incremental interest expense associated with the amortization of the preliminary estimated fair value adjustment/discount of acquired WestRock debt (see Note 7(m)).

(f)	Reflects the expense related to: (i) the Financing and amortization of issuance costs related to the Financing as if the Financing had occurred on January 1, 2023; (ii) the elimination of the historic interest expense and amortization of deferred financing costs recorded in the historical statements of operations of WestRock for the delayed draw term loan, repaid in July 2024; and (iii) the straight-line amortization of issue costs in connection with the undrawn multicurrency revolving loan facility (aggregate principal amount of $4,500 million) that was entered into on June 28, 2024:

(in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma transaction accounting adjustments – financing:
New interest expense on financing:
The Financing (i)	$(39)	$(154)
Removal of interest expense on repayment of WestRock debt:
Removal of historical WestRock interest expense (ii)	26	57
Amortization of multicurrency revolver fees (iii)	(2)	(4)
Net pro forma transaction accounting adjustments –financing to interest expense	$(15)	$(101)

(i)	The incremental interest expense on transaction financing adjustments included in the unaudited condensed pro forma combined statement of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, reflect interest expense for the Notes as if the offering had been completed on January 1, 2023. The interest was calculated using the stated interest rates in the offering memorandum. The financing costs incurred to affect the offering have been amortized on a straight-line basis over the term of the Notes. The original issue discount on the $750 million 5.200% Senior Notes due 2030 has been amortized over the term of those notes.

(ii)	Reflects the removal of interest expense included in WestRock’s historical consolidated statements of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, as if the delayed draw term loan had been repaid on January 1, 2023.

(iii)	Reflects the incremental straight-line amortization of fees in connection with the undrawn multicurrency revolving facility as if that facility had been entered into on January 1, 2023.

(g)	Reflects the removal of pension and other postretirement amortization expense of gains/losses and prior service costs/credits and curtailment gains included in WestRock’s historical consolidated statement of operations for the six months ended June 30, 2024, and for the year ended December 31, 2023, as a result of the fair value adjustment of acquired WestRock pension and other post-employment benefits assets and liabilities.

(h)	To record the income tax impact of the pro forma adjustments utilizing the Irish statutory income tax rate in effect of 12.5% for the six months ended June 30, 2024, and for the year ended December 31, 2023. The company is currently performing an analysis to determine what portion of transaction-related expenses incurred by Smurfit Kappa can be deducted for tax purposes. As such, transaction-related expenses are assumed to be non-deductible for these pro forma financial statements and no income tax benefit has been included in the pro forma combined statement of operations for such expenses. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rate used for the pro forma financial information is estimated, the rate will likely vary from the actual effective rate in periods subsequent to completion of the Combination. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(i)	The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average shares of Smurfit Kappa common stock and issuances of shares in connection with the Merger. In connection with the Combination, Smurfit Kappa agreed to convert certain equity awards held by WestRock employees into Smurfit WestRock equity awards. The pro forma basic and diluted weighted average shares outstanding are as follows:

(in millions)	For the Six Months Ended June 30, 2024	For the Year Ended December 31, 2023
Pro forma basic weighted average shares:
Historical Smurfit Kappa weighted average shares outstanding	259.1	258.3
Issuance of shares to WestRock Stockholders	258.5	258.5
Pro forma weighted average shares – basic	517.6	516.8
Pro forma diluted weighted average shares:
Add: effect of dilutive share options	8.1	-
Pro Forma weighted average shares – diluted (i)	525.7	516.8

(j)	6.6 million historical dilutive common stock equivalents of Smurfit Kappa and 5.4 million replacement awards of Smurfit Westrock to WestRock equity award holders were excluded from the computation of pro forma diluted weighted average shares for the year ended December 31, 2023, as their effect would be anti-dilutive.